UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2020

MIRAGEN THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36483	47-1187261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Lookout Rd. Boulder, CO	80301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (720) 643-5200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MGEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) On June 16, 2020, Lee Rauch commenced employment as Miragen Therapeutics, Inc.’s (“Miragen”) chief operating officer. There is no transaction involving Ms. Rauch that requires disclosure under Item 404(a) of Regulation S-K.
From May 2020 to present, Ms. Rauch has served as the Executive Chairman, Health Innovation Hub for Springboard Enterprises. In addition, from January 2020 to May 2020, Ms. Rauch was a strategic advisor to life science companies with expertise in company building, new product commercialization and strategic transactions. From September 2018 to December 2019, Ms. Rauch served an Executive in Residence with Columbia Technology Ventures, the technology transfer office for Columbia University. From December 2017 to August 2018, Ms. Rauch served as an Entrepreneur in Residence with Fortress Biotech, Inc., a publicly traded innovative biopharmaceutical company. From August 2015 to November 2017, Ms. Rauch served as managing director of Cervantes Life Sciences Partners, LLC, a consulting firm providing integrated business solutions for life science companies. From October 2012 to March 2015, Ms. Rauch served as the Chief Business Officer of Global Blood Therapeutics, a biopharmaceutical company. Ms. Rauch holds a B.A. in Chemistry from Arizona State University and an MBA in Finance from Booth School of Business of The University of Chicago.
Miragen entered into an employment agreement (the “Agreement”) with Ms. Rauch dated June 16, 2020, which Agreement provides for an at-will employment with an initial base salary of $390,000 and eligibility to receive discretionary annual cash bonuses equal to up to 40% of the base salary. In connection with the appointment, the board of directors (the “Board”) of Miragen also granted Ms. Rauch an option to purchase 530,773 shares of common stock under Miragen’s 2016 Equity Incentive Plan.
The Agreement provides that if Miragen terminates Ms. Rauch’s employment without “cause” (as defined in the Agreement) or Ms. Rauch resigns for “good reason” (as defined in the Agreement), Ms. Rauch will be eligible to receive the following severance benefits: (i) continued payments of 12 months of her annual base salary; (ii) the vesting of the equivalent of 12 months on all of her stock options or other equity awards that were outstanding as of the effective date of the Agreement; and (iii) 12 months of continued health coverage.
If such termination or resignation occurs within one month prior to or 12 months following a change of control, Ms. Rauch will be eligible to receive all the severance benefits described in the preceding paragraph, except that the vesting of all of her outstanding stock options and other equity awards that are subject to time-based vesting requirements shall accelerate in full as of the date of termination.
All severance benefits payable to Ms. Rauch under the Agreement are subject to her signing, not revoking and complying with a release of claims.
The description of the Agreement included herein is not complete and is subject to and qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.
On June 16, 2020, Miragen issued a press release titled “miRagen to Host a Key Opinion Leader Call on Idiopathic Pulmonary Fibrosis on Tuesday, June 23rd”. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information furnished under this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by reference to such filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description

10.1	Employment Agreement by and between the Registrant and Lee Rauch, dated as of June 16, 2020
99.1	Press Released titled “miRagen to Host a Key Opinion Leader Call on Idiopathic Pulmonary Fibrosis on Tuesday, June 23rd”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Miragen Therapeutics, Inc.

Date: June 19, 2020	By:	/s/ Jason A. Leverone
Jason A. Leverone
Chief Financial Officer, Treasurer, and Secretary